UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 1, 2012

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2012, Cisco Systems, Inc. (“Cisco”) appointed Marc Benioff, Chairman and Chief Executive Officer of salesforce.com, inc., and Kristina M. Johnson, Ph.D., Chief Executive Officer of Enduring Hydro, LLC, to its Board of Directors (the “Board”). It has not yet been determined on which Board committees, if any, Mr. Benioff and Dr. Johnson will serve.

In connection with their service as directors, Mr. Benioff and Dr. Johnson will receive Cisco’s standard non-employee director cash and equity compensation. Mr. Benioff and Dr. Johnson will receive a pro rata portion of the $75,000 annual retainer for their service through the remaining portion of the year ending at Cisco’s 2012 annual meeting of shareholders. If appointed to serve on any committees of the Board, they also would receive fees of $2,000 per committee meeting attended. In connection with their appointment, pursuant to the Board’s equity grant policy for non-employee directors, Mr. Benioff and Dr. Johnson will automatically receive an initial non-employee director restricted stock unit award under the 2005 Stock Incentive Plan covering 16,666 shares. Pursuant to this policy, because their appointment occurred during a closed trading window of Cisco, the automatic grant date for the restricted stock units will be the date of the next regularly scheduled meeting of the Compensation & Management Development Committee of the Board during an open trading window of Cisco at which that committee grants equity awards.

The shares subject to these restricted stock unit awards will vest in two equal annual installments upon completion of each year of board service measured from the initial appointment date, and vest immediately in full upon certain changes in control or ownership of Cisco or upon their death or disability while a member of the Board. Non-employee directors may elect to defer receipt of the restricted stock units such that, to the extent the restricted stock units are vested, the units would be settled in shares after the non-employee director left the Board.

In connection with their appointment, each of Mr. Benioff and Dr. Johnson entered into Cisco’s standard form of director Indemnification Agreement with Cisco. Pursuant to these agreements, subject to the exceptions and limitations provided therein, Cisco has agreed to hold harmless and indemnify Mr. Benioff and Dr. Johnson to the fullest extent authorized by Cisco’s articles of incorporation and California law, and against any and all expenses, judgments, fines and settlement amounts actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding arising out of their services as directors. The foregoing description is qualified in its entirety by the full text of the form of Indemnification Agreement, which was filed as Exhibit 10.8 to Cisco’s Form 10-K filed on September 20, 2004 and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: August 2, 2012	By:	/s/ Mark Chandler
	Name:	Mark Chandler
	Title:	Senior Vice President, Legal Services and General Counsel